CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
NEW MOTION, INC.

The undersigned, Andrew Zaref, Chief Financial Officer of New Motion, Inc. (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law (the "GCL") of the State of Delaware, does hereby certify pursuant to Section 103 of the GCL as to the following:

1. The name of the Corporation is New Motion, Inc. The original name of the Corporation is Millbrook Acquisition Corp., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 3, 1994.

2. The terms and provisions of this Certificate of Amendment (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3. Paragraph First of the Corporation's Restated Certificate of Incorporation is hereby amended and restated as follows:

"First: The name of this Corporation is Atrinsic, Inc. (the "Corporation")."

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Restated Certificate of Incorporation as of the 25th day of June, 2009.

Andrew Zaref, Chief Financial Officer